Exhibit 10.1

H.B. FULLER COMPANY

NON-QUALIFIED STOCK OPTION AGREEMENT

(Under the Third Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan)

THIS AGREEMENT, dated as of ________________, 20__ (the "Grant Date") is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and ______________, an employee of the Company or an Affiliate of the Company (the “Participant”).

WHEREAS, the Company, pursuant to the Third Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan (the “Plan”), wishes to grant stock options for the purchase of Common Stock, par value $1.00 per share, of the Company (“Common Stock”), to the Participant on the terms and conditions contained in this Agreement and the Plan;

WHEREAS, the Participant’s rights to receive options for the purchase of Common Stock hereunder are sometimes referred to as the “Option(s)” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.           Grant of Option. The Company, effective as of the date of this Agreement, hereby grants to the Participant, as a matter of separate agreement and not in lieu of salary or other compensation for services rendered, the right and option (the “Option”) to purchase all or any part of an aggregate of ____________ shares of Common Stock (the “Shares”) at the price of $______ [INSERT CLOSING PRICE ON GRANT DATE] per share on the terms and conditions set forth in this Agreement. The Option is not intended to be an incentive stock option within the meaning of the Internal Revenue Code of 1986 (the “Code”), as amended.

2.            Vesting and Term of Option.

(a)         The Option may not be exercised prior to the one year anniversary date of the Grant Date. Commencing on the first anniversary of the Grant Date, the Option may be exercised by the Participant prior to its termination in cumulative annual installments as follows:

Percentage of Shares as to
Date	which Option is Exercisable

the anniversary of the Grant Date	%
the anniversary of the Grant Date	%
the anniversary of the Grant Date	%
the anniversary of the Grant Date	%
the anniversary of the Grant Date	%

The Option shall in all events terminate on_____________, 20__ or such earlier date as prescribed herein.

(b)         Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions set forth herein, in the event of a Change in Control of the Company and the Participant incurs a Qualifying Termination of Employment during the Protected Period, the Option may be exercised, in whole or in part.

(c)          For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(i)         a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the Voting Power of the Company then outstanding;

(ii)         the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii)         the approval of the shareholders of the Company, and consummation, of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv)         a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

(d)          For the purposes of this Agreement, a “Qualifying Termination of Employment” shall mean either (i) an involuntary termination of employment by the Company or an Affiliate other than for Cause or Disability during the Protected Period; or (ii) a voluntary resignation by the Participant for Good Reason during the Protected Period.

(e)         For purposes of this Agreement, “Protected Period” means the 24-month period beginning on and immediately following each and every Change in Control. “Cause” means any act by the Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant. “Disability” disabled within the meaning of Section 409A(a)(2)(C)(i) of the Code. “Good Reason” shall mean the occurrence of any of the following events, in each case, after the Participant has provided written notice to the Company within 60 days of the occurrence of such event and the Company has failed to cure the cause of such event within 60 days after the date of such written notice (and the Participant terminates employment within 60 days of the expiration of such cure period), except for the occurrence of such an event in connection with the termination or reassignment of the Participant’s employment by the Company or an Affiliate for Cause or for Disability:

(i) a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all similarly situated Participants); or

(ii) a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(iii) a change of the Participant’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

For purposes of Section 2(c), “Voting Power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

3.           Effect of Termination of Employment. The Option shall terminate and may no longer be exercised if the Participant ceases to be employed by the Company or an Affiliate of the Company, except that:

(a)         If the Participant voluntarily terminates the Participant’s employment or if the Company or an Affiliate of the Company terminates the Participant’s employment for any reason other than Cause, Disability, Retirement or death, the Participant may exercise the Option at any time within ninety (90) days after such termination of employment to the extent that the Option was exercisable by the Participant on the date of such termination, but not after the expiration of the term of the Option.

(b)         If the Company or an Affiliate of the Company terminates the Participant’s employment for Cause, the Option shall be terminated as of the date of termination of the Participant’s employment.

(c)         If the Participant’s employment is terminated by reason of Disability the restrictions on the Participant’s ability to exercise any percentage of the Option as set forth in Section 2(a), shall lapse and the Option shall vest in full. If the Participant’s employment is terminated by reason of Disability, the Participant may exercise the Option at any time within three years after such termination of employment, but not after the expiration of the term of the Option. If the Participant shall die following any such termination, the Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option.

(d)         If the Participant’s employment is terminated by reason of retirement, the Option, as long as such retirement is at least 180 days after the Grant Date, will not terminate and will become immediately exercisable in full. The Participant may exercise the Option at any time prior to the end of the term of the Option, but not after the expiration of the term of the Option. If the Participant shall die following any such termination, the Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option.

(e)         If the Participant shall die while in the employ of the Company or an Affiliate of the Company, the restrictions on the Participant’s (or his or her heirs’) ability to exercise any percentage of the Option as set forth in Section 2(a), shall lapse and the Option shall vest in full. The Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option.

For purposes of this Agreement, “Retirement” shall mean the voluntary or involuntary termination of the Participant’s employment for any reason other than Cause, Disability or death, after the Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate and has attained age 55.

For avoidance of doubt, if the Participant is employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of the Company, the Participant shall incur a termination of employment by the Company and all Affiliates of the Company under this Agreement.

4.           Method of Exercising Option.

(a)         Subject to the terms and conditions of this Agreement, the Option shall be exercised by following the procedures established by the Company from time to time, which may require the delivery of a written or electronic notice of exercise (the “Notice”) to the Company (to the attention of the Equity Compensation Specialist) or its agent. The Notice shall be in such form as the Company may prescribe and shall state the election to exercise the Option, the number of Shares as to which the Option is being exercised and the manner of payment and shall be signed by the person or persons so exercising the Option. The Notice shall be accompanied by payment in full of the exercise price for all Shares designated in the notice. The Notice shall also be accompanied by such other information and documents as the Company, in its discretion, may request. To the extent that the Option is exercised after the Participant’s death, the Notice shall also be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

(b)         Payment of the exercise price shall be made to the Company through one or a combination of the following methods:

(i)         delivery of a certified or cashier’s check, or a wire transfer, payable to the Company or cash, in United States currency;

(ii)        delivery of shares of Common Stock acquired by the Participant more than six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option exercise price. The Participant shall duly endorse all certificates delivered to the Company in blank and shall represent and warrant in writing that the Participant is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions;

(iii)       if permitted by the Company in its sole discretion, by executing a “cashless exercise” through the Company’s designated broker; or

(iv)        delivery of an attestation from the Participant that the Participant owns a number of shares of Common Stock acquired by the Participant more than six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option exercise price (the “Exercise Price Shares”). In such attestation, the Participant shall represent and warrant that the Participant is the owner of the Exercise Price Shares. In the event the Participant exercises the Option in this manner, the number of shares of Common Stock issued to the Participant upon exercise of the Option shall be (A) the number of shares subject to the Option exercise, less (B) the number of Exercise Price Shares.

5.         Income Tax Withholding. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable federal, state, local and foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. The Participant may, at the Participant’s election (the “Tax Election”), satisfy applicable tax withholding obligations by (a) electing to have the Company withhold a portion of the Shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required under ASC Topic 718) or (b) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined.

6.          Securities Matters. No Shares shall be issued hereunder prior to such time as counsel to the Company shall have determined that the issuance of the Shares will not violate any federal or state securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of this Option and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Recovery Policy and any other clawback or compensation recovery policies the Company may adopt in the future.

7.         Tax Consequences. The Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. The Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option or the Participant’s other compensation.

8.          Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Option such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the Shares covered by the Option and the exercise price of the Option.

9.           General Provisions.

(a)         Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)         No Rights as a Shareholder. Neither the Participant nor the Participant’s legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the Shares of Common Stock subject to the Option until such Shares shall have been issued upon exercise of the Option.

(c)           No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)         Option Not Transferable. The Option shall not be transferable other than (i) by will or by the laws of descent and distribution, or (ii) by designating a beneficiary or beneficiaries (in a manner established by the Committee) to exercise the rights of the Participant and receive any property distributable with respect to any Option upon the death of the Participant. During the Participant’s lifetime the Option shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company.

(e)         Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(f)         Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(g)         Venue and Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement. For purposes of any action, lawsuit or other proceedings brought to enforce the Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, and no other courts, where this grant is made and/or to be performed.

(h)         Addendum. Notwithstanding the provisions of this Agreement, the award shall be subject to any additional terms and conditions for the Participant’s country set forth in the Addendum to this Agreement. To the extent any provision in the Addendum is inconsistent with a provision in the body of this Agreement, the provision in the Addendum shall prevail. Moreover, if the Participant relocates to and / or becomes subject to the laws, rules, or regulations of one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

Date:

H.B. FULLER COMPANY

ADDENDUM TO NON-QUALIFIED STOCK OPTION AGREEMENT

This Addendum contains additional or different terms and conditions that govern the Participant’s Option if the Participant is based outside of the United States. The terms and conditions in Part A apply to everyone based outside of the United States. The country-specific terms and conditions in Part B apply to everyone based in any of the countries listed in Part B. Capitalized terms not explicitly defined in this Addendum but defined in the Agreement or the Plan will have the same definitions as in the Agreement or the Plan, as applicable.

The information is based on the securities and other laws in effect in the respective countries as of June 2025. Such laws are often complex and change frequently. Therefore, the Participant should not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because such information may be outdated when the Option vests and/or is exercised and when the Participant exercises the Option or sells any Shares of Common Stock. In addition, the information contained in this Addendum is general in nature and may not apply to the Participant’s particular situation. As a result, the Company cannot assure the Participant of any particular result. The Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, is considered a resident of another country for local law purposes or transfers employment or residency between countries after the Grant Date, the Company will, in its sole discretion, determine the extent to which the terms and conditions included herein will apply to the Participant under such circumstances and the Participant should note that the information contained herein may not apply to the Participant in the same manner.

PART A

1.	Income Tax and Social Insurance Contribution Withholding. This provision replaces Section 5, Income Tax Matters, of the Agreement:

a.

Regardless of any action the Company or the Affiliate or Subsidiary that employs the Participant (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account, fringe benefit tax or other tax-related items resulting from the Units (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Participant also acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option and the subsequent sale of any Shares of Common Stock acquired pursuant to the exercise of the Option, and (ii) do not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.

b.

In connection with any relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company and/or the Employer (i) shall withhold a sufficient number of whole Shares of Common Stock otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld Shares of Common Stock shall be used to settle the withholding obligation), (ii) shall withhold an amount from the Participant’s regular salary and/or wages, or from any other amounts payable to the Participant by the Company or the Employer, or (iii) require the Participant to sell Shares of Common Stock acquired pursuant to the exercise of the Option to satisfy Participant's Tax Related Items, pursuant to any sell to cover policy. In the event the withholding requirements for Tax-Related Items are not satisfied through the withholding of Shares of Common Stock or through withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant, no Shares of Common Stock will be issued to the Participant unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Option.

c.

If the Participant becomes subject to taxation in more than one jurisdiction, the Participant acknowledges and agrees that the Company and the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of the Option, the Participant expressly consents to the withholding of Shares of Common Stock and/or the withholding of amounts from the Participant’s regular salary and/or wages, or other amounts payable to the Participant, as provided for hereunder. All other Tax-Related Items related to the Option and any Shares of Common Stock acquired pursuant to the exercise of the Option are the Participant’s sole responsibility.

2.	Nature of Grant. By accepting the grant of the Option, the Participant acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;

b.

the Plan is operated and the Options are granted solely by the Company and only the Company is a party to the Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary or affiliate (including, but not limited to, the Employer);

c.	no Subsidiary or affiliate (including, but not limited to the Employer) has any obligation to make any payment of any kind under the Agreement;

d.	the grant of the Option is voluntary and does not create any contractual or other right to receive future Options or benefits in lieu of Options, even if Options have been granted in the past;

e.	all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

f.	the Participant is voluntarily participating in the Plan;

g.	the Option and any Shares of Common Stock acquired upon exercise of the Option under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

h.

the Option and any Shares of Common Stock acquired upon exercise of the Option under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment and the Participant’s employment contract, if any;

i.

the Option and any Shares of Common Stock acquired upon exercise of the Option under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;

j.

the future value of the Option and/or any underlying Shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of such Option and/or Shares of Common Stock issued under the Plan may increase or decrease in the future;

k.

no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Participant’s employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

l.

except as provided in Section 3(d), on the date of termination of the Participant’s employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to continue vesting in the Option, if any, will terminate (for purposes of the foregoing, the Committee shall have exclusive discretion to determine the effective date the Participant is no longer employed); and

m.

neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or any Shares of Common Stock or any amounts due pursuant to the issuance of Shares of Common Stock upon exercise of the Option, or the subsequent sale of any Shares of Common Stock acquired under the Plan.

3.	Data Privacy.

a.

Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to Shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

b.

Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc., Inc. and its affiliated companies (“Schwab”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant acknowledges and understands that Schwab will open an account for the Participant to receive the Option and exercise and trade Shares of Common Stock acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the Participant’s ability to participate in the Plan.

c.

International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. In the absence of appropriate safeguards, such as standard data protection clauses, the processing of the Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Participant might not have enforceable rights regarding the processing of the Participant’s Data in such countries. The Company’s legal basis, where required, for the transfer of Data is Participant's consent.

d.

Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

e.

Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

f.

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Option or other awards to the Participant or administer or maintain such awards.

By accepting the grant of the Option and indicating consent via the Company’s online acceptance procedure(s), the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not evidence an adequate level of protection from a non-U.S data protection law perspective, for the purposes described above.

4.

Language. If the Participant received the Agreement, the Plan or any other document related to Option translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

5.

Foreign Asset/Account Reporting; Exchange Controls. The Participant may be subject to certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to exercise the Option and hold any Shares of Common Stock or cash received from participating in the Plan (including from sale proceeds arising from the exercise of the Option and/or any sale of Shares of Common Stock). The Participant may be required to report foreign brokerage or bank accounts, assets or transactions to the tax or other authorities in the Participant’s country of employment (and country of residence, if different). The Participant acknowledges that it is the Participant’s personal responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.

6.

Repatriation and Compliance with Local Laws. If the Participant resides or is employed outside of the United States, the Participant expressly agrees, as a condition to the Participant’s participation in the Plan, to repatriate all payments attributable to the exercise of the Option and Shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, any proceeds derived from the exercise of the Option and any sale of Shares of Common Stock acquired under the Plan) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

7.

Insider Trading Restrictions / Market Abuse Laws. By accepting the grant of the Option, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s trading in company securities policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares of Common Stock are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, exercise, sell or otherwise dispose of the Option or any Shares of Common Stock, rights to Shares of Common Stock or rights linked to the value of Shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

8.

Other Requirements. The Committee reserves the right to impose other requirements on the Participant’s participation in the Plan, grant or exercise of the Option, any Shares of Common Stock acquired pursuant to the Plan and the Participant’s participation in the Plan to the extent the Committee determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws, rules and regulations or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.

Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other participant.

10.

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or any electronic system established and maintained by the Company or a third party designated by the Company.

PART B

[Omitted.]